10.2

LEASE WITH OPTION TO PURCHASE

By this agreement made on August 16, 2012 between **L. F. I. S., LLC, a Florida Limited Liability Company,** hereinafter referred to as **Landlord or Optionor**, whose address is **8960NW 148 Terrace, Miami, Florida 33018** and LAZARO ROIG, hereinafter referred to as **Tenant or Optionee**, whose address is **8360 NW 143 Terrace, Miami, Florida 33016**; Landlord leases to Tenant the premises situated at **11890 NW 87 Court, Bay 10-11, Hialeah, Florida, 33018,** hereinafter referred to as **subject property,** more particularly described as follows:

> Units 10 & 11, of. **C.LA.S. CONDOMINIUM,** a Condominium, according to the Declaration of Condominium thereof, as recorded in Official Records Book **14097,** at Page **1277,** of the Public Records of **Miami-Dade** County, Florida, (Parcel Id. No. **27-2033-016-0080**)

together with all appurtenances, for a term of **ten (10) years**, to begin on **September 1st 2012** and to end on **August 31st 2022.**

1. RENT. Tenant agrees to pay, without demand, to Landlord as rent for the premises the sum of **$2,500.00** plus sales and use tax in the sum of **$175.00**, for a total of **$2,675.00** per month, in advance on the **first** day of each calendar month, beginning **September 1st 2012,** at **8960NW 148 Terrace, Miami, Florida 33018,** or such other place as Landlord may designate in writing. In the event the rent is received more than five (5) days late, a late charge of $ **100.00** shall be due.

2. **REAL ESTATE TAXES INCREASES.** Landlord shall pay for the real property taxes related to the property during the term of the lease. However in the event there is any increase during any year of the term of this lease in the City, County, or State real estate taxes **over and above** the amount of such taxes assessed for the year of **2012**, paid by Landlord, **said increase shall be split in a 50%/50% basis between Tenant and Landlord.** In the event that such taxes are assessed for a tax year extending beyond the term of the lease, the obligation of Tenant shall be proportionate to the portion of the lease term included in such year.

3. INSURANCE. **Tenant** shall keep the leased property with public liability insurance with an insurance company satisfactory to Landlord, and in such total amount as Landlord may require. A copy of said policy shall be delivered to Landlord upon commencement of this Lease Option. Tenant shall be responsible to maintain appropriate insurance for the personal property located on said premises.

4. **CONDOMINIUM MAINTENANCE AND UTILITIES.** Landlord shall pay the Condominium Maintenance for the term of this lease. All utilities not included in the condominium maintenance shall be paid by Tenant.

5. MAINTENANCE AND REPAIRS. Tenant stipulates that he has examined the premises, and that, at the time of this lease, they are in good order and repair and in a safe, clean, and tenantable condition. Tenant at his expense, shall have the responsibility to maintain the premises in good repairs at all times and perform all repairs necessary to satisfy any implied warranty of habitability during the term of this lease, **with the exception of the roof which shall be maintained by Lessor free of leaks and in water tight condition.**

6. RULES AND REGULATIONS. Tenant agrees to comply with all the terms and conditions as recorded in the Declaration of Condominium of **"C.LA.S. CONDOMINIUM ASSOCIATION"**, and Exhibits attached thereto, as recorded among the Public Records of Miami-Dade County, Florida.

7. **PERSONAL PROPERTY.** Tenant agrees to pay Landlord the sum of **$10,000.00** for the purchase of all of the transferable licenses, personal property and equipment located at the premises including but not limited to the followings items: forklift, shelves, fish tank, and refrigerator. The sum of **$10,000.00** shall be paid as follows: **$5,000.00** upon execution of this agreement and **$5,000.00** on or before **October 1st 2012.**

8. QUIET ENJOYMENT. Landlord covenants that, on paying the rent and performing the covenants contained in this lease, Tenant will peacefully and quietly have, hold, and enjoy the premises for the agreed term.

9. USE OF PREMISES. The premises shall be used and occupied by Tenant exclusively as a pet shop business and related activities, and for no other purpose. Tenant shall comply with all the sanitary laws; ordinances; rules; and orders of appropriate governmental authorities. Tenant shall not use the premises for any illegal purposes.

10. ASSIGNMENT AND SUBLETTING. Without the prior written consent of Landlord, Tenant may not assign the lease or sublet or grant any license to use the premises or any part of them, **except if the assignment or subletting is made to a corporation or legal entity owned by Tenant.** A consent by Landlord to one assignment, subletting, or license shall not be considered a consent to any subsequent assignment, subletting, or license. An assignment, subletting, or license without the prior written consent of Landlord or an assignment or subletting by operation of law shall be void, and, at Landlord's option, may terminate this lease.

11. ALTERATIONS AND IMPROVEMENTS. **Tenant may make any alterations or modification to the premises or make other improvements on the premises without the prior written consent of Landlord, provided all rules and regulations required by law are complied with.** Unless otherwise provided by written agreement between Landlord and Tenant, all alterations, changes, and improvements built, constructed, or placed on the premises by Tenants, with the exception of fixtures removable without damage to the premises and movable personal property, shall be the property of Landlord and remain on the premises at the expiration or termination of this lease.

12. **LIENS.** The estate of Landlord shall not be subject to any liens for improvements contracted by Tenant.

13. **ACCESS.** The Landlord reserves the right to enter the premises within reasonable hours and with 48 hours prior notice to Tenant.

14. **INDEMNIFICATION.** Landlord shall not be liable for any damage or injury to Tenant, or any other person, or to any Property, occurring on the premises on any part thereof, and Tenant agrees to hold Landlord harmless from any claim for damages no matter how caused, including Landlord's reasonable attorney's fees and costs.

15. **RADON GAS.** Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of Radon gas that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

16. **DANGEROUS MATERIALS.** Tenant may not keep on the premises any item of a dangerous, inflammable, or explosive character.

17. **SUBORDINATION OF LEASE.** This lease and Tenant's interest under it are and will be subordinate to any liens or encumbrances now or hereafter placed on the premises by Landlord, all advances made under any such liens or encumbrances, the interest payable on any such liens or encumbrances, and all renewals or extensions of such liens or encumbrances.

18. **SURRENDER OF PREMISES.** At the expiration of the lease term, if Tenant does not exercise his option to purchase the premises, Tenant shall surrender the premises clean and in as good condition as they were at the commencement of this lease, reasonable use and wear and damages by the elements excepted.

19. **DEFAULT.** If Tenant fails to comply with any material provision of this lease, other than the covenant to pay rent, or with any present rules and regulations or any that may be hereafter prescribed by Landlord, or if the tenant fails to comply with any material duties imposed on Tenant by statute, within seven days after delivery of written notice by Landlord specifying the noncompliance and indicating the intention of Landlord under F.S. 83.56(2)(a) to terminate the lease, Landlord may terminate the lease. If Landlord decides that the Tenant should be allowed the opportunity to correct the noncompliance under F.S. 83.56(2)(b), Landlord may deliver a written notice specifying the noncompliance and allowing seven days within which it may be corrected. If compliance is not made, Landlord may then terminate the lease. If Tenant fails to pay rent when due, and the default continues for three days after delivery of written demand by Landlord for payment of the rent or possession of the premises, Landlord may terminate the lease.

20. **ABANDONMENT.** If, at any time during the term of this lease, Tenant abandons the premises or any part of them, Landlord, at his or her option, may take possession of the premises in the manner provided by law and without becoming liable to Tenant for damages or for any payment of any kind whatever. At his or her discretion, landlord, as agent for Tenant, also may relet the premises or any part of them for the whole or any part of the then unexpired term, and landlord may receive and collect all rent payable by virtue of that reletting and, at Landlord's option, hold Tenant liable for any difference between the rent that would have been payable under this lease during the balance of the unexpired term if this lease had continued in force and the net rent for the period realized by Landlord by means of the reletting. If Landlord's right of reentry is exercised following Tenant's abandonment of the premises, Landlord may consider any personal property belonging to Tenant and left on the premises also to have been abandoned, in which case Landlord may dispose of that personal property in any manner Landlord deems proper, and Landlord is relieved of all liability for doing so.

21. **GRANT OF OPTION.** Optionor, in consideration of $ **10.00** and other good and valuable consideration paid by Optionee to Optionor, the receipt and sufficiency of which is acknowledged, grants to Optionee the exclusive right and option to purchase the property together with all and improvements on it, for a purchase price of **$350,000.00**, in its **"AS IS"** condition, on the terms and conditions stated herein.

22. **OPTION PERIOD.** The term of this option shall be for **TEN (10) YEARS** beginning **September 1, 2012,** and continuing until **August 31st., 2022 at 05:00 P.M..**

23. **DEFINITIONS.** "Landlord" and "Tenant", "Optionor" and "Optionee" may be used for singular or plural, as the context requires.

24. **APPLICATION OF CONSIDERATION TO PURCHASE PRICE.** If Optionee purchases the Property, under the terms of this option, the consideration of $10.00 paid for this option shall be applied to the purchase price.

25. **EXERCISE OF OPTION.**

a. Before the expiration of the option period, Optionee may exercise this option by (i) delivering written notice to Optionor and (ii) making a deposit on account of the purchase price of $5,000.00.

b. Within five days after Optionee timely exercises the option according to foregoing paragraph, the parties agree that they will execute an "As Is" Residential Contract for Sale and Purchase (Contract), a pro forma copy of which is attached as Exhibit "A" and made a part hereof by reference as fully set forth,

26. **EFFECTIVE DATE OF CONTRACT.** If this option is exercised, the contract shall be deemed to have become effective as if it had been fully executed by the parties on the day this option is exercised, and all time periods provided in the contract shall commence on that day. Optionor shall be deemed the "Seller" and Optionee shall be deemed the "Buyer" for purposes of the contract.

27. **FAILURE TO EXERCISE OPTION.** If Optionee does not exercise this option in accordance with its terms and within the option period, this option and the rights of Optionee shall automatically terminate without notice, and Optionor shall retain the consideration for this option along with the accrued interest, if any.

28. **NOTICES.** All notices pertaining to this option shall be in writing. Notice is considered given when mailed by certified or registered mail, return receipt requested, postage prepaid, at the addresses given above.

29. **BINDING EFFECT.** The covenants and conditions contained in this lease set forth the entire understanding of the parties and shall apply to and bind the heirs, legal representatives, and assigns of the parties to this lease, and all covenants are to be construed as conditions of the lease.

30. **ENTIRE AGREEMENT.** No prior or existing agreements or representations shall be binding on any of the parties unless incorporated in this option. No modification or change to this option shall be valid or binding on the parties unless in writing, executed by the parties to be bound.

31. **BROKERAGE FEE.** There is no broker's involved in this transaction.

32. **TIME OF ESSENCE.** Time is of the essence in this Lease-Option.

33. **ATTORNEYS' FEES.** In connection with any litigation arising out of this Lease-Option, the prevailing party shall be entitled to recover all costs incurred including reasonable attorney's fees.

34. **CONSTRUCTION TERMS.** Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the context requires.

35. **INDEMNIFICATION.** Landlord shall not be liable for any damage or injury to Tenant, or any other person, or to any property, occurring on the premises on any part thereof, and Tenant agrees to hold Landlord harmless from any claim for damages no matter how caused, including Landlord's reasonable attorney's fees and costs.

36. **CAPTIONS.** Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement.

37. **APPLICABLE LAW.** This agreement is made in the State of Florida and shall be governed by Florida law. Miami-Dade County, Florida, shall be the proper venue for any litigation involving this agreement.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

Signed, sealed and delivered in the presence of:

L. F. I. S., LLC., a Florida Limited Liability Co., (Landlord/Optionor)

By: ______________________ (Seal)
Luis F. Sera, Managing Member

Print name: Armando A. Pardillo
Witness for both

______________________ (Seal)
Lazaro Roig, Tenant/Optionee

Print name: Maria P. Hidalgo
Witness.

STATE OF FLORIDA

COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me this 16 day of August, by **Luis F. Sera** as Managing Member and on behalf of **L. F. I. S., LLC.**, a Florida Limited Liability Company, who is known to me and by **Lazaro Roig**, who has produced his Florida Driver's License as identification.

(Notary Seal)

ARMANDO A. PARDILLO
MY COMMISSION EXPIRES February 15, 2013
#DD 856470
Bonded thru Notary Public Underwriters
NOTARY PUBLIC, STATE OF FLORIDA

______________________ (Seal)
Print name: Armando A. Pardillo
Notary Public.